Exhibit 99.1

FOR IMMEDIATE RELEASE June 15, 2021

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Corporation Redeems Subordinated Notes

5.95% Notes due 2045 were redeemed on June 15, 2021

GULFPORT, Miss. (June 15, 2021) — Hancock Whitney Corporation announced today that it redeemed all of its issued and outstanding 5.95% Subordinated Notes due 2045 (the “2045 Notes). The 2045 Notes (Nasdaq: HWCPL), with an aggregate principal amount of $150 million, were redeemed at 100% of their principal amount, plus the accrued and unpaid interest therein. The 2045 Notes will no longer trade on the Nasdaq Stock Market.

The Company expects cost savings of approximately $9 million annualized from the redemption and 5 basis points positive impact on the net interest margin (NIM). One-time costs associated with the redemption of approximately $4.2 million are expected to be included in the second quarter of 2021 financial results.

For more information regarding the redemption, please contact the Company’s trustee, The Bank of New York Mellon Trust Company, N.A., at (904) 998-4720.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to the Company’s financial prospects and other projections of its performance, specifically the redemption of the 2045 Notes and the expected impact on NIM. These and other risks and uncertainties detailed in the Company’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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